Exhibit 10.1

September 18, 2006

Mr. Timothy Corcoran
110 Ketterer Court
Lawrenceville, NJ 08648

Dear Tim,

I am pleased to offer you the position of Managing Director, responsible for our class action and claims administration practice, located in our Beaverton, Oregon office, contingent upon successful completion of a customary background check.

Your reporting relationship will be with the executive management committee, currently comprised of Tom Olofson, Christopher Olofson and Elizabeth Braham. Your initial annualized base salary will be three hundred thousand dollars ($300,000) and will be paid pursuant to the company’s standard policies and schedule.

For the period of time beginning on your starting date of employment and continuing through December 31, 2007, you will have a cash bonus opportunity with “base”, “target” and “stretch” levels of $187,500, $250,000 and $375,000, respectively. The bonus for this time frame relates to annual “base”, “target” and “stretch” bonus opportunity levels of $150,000, $200,000 and $300,000 respectively. Relative to your bonus opportunity through December 31, 2007, you will receive a guaranteed minimum of $150,000 to be paid on March 31, 2007, provided that you remain employed by EPIQ Systems on the date of payment. The remainder of any bonus amount earned for this time period will be paid in March 2008.

You will be eligible for four weeks of vacation annually in addition to the company’s other benefits for sick, personal and holiday time. Vacation time during calendar 2006 will be prorated. You will also be eligible for those standard fringe benefit programs that the company makes available to its associates from time to time.

You will be eligible to receive a stock option grant for one hundred thousand (100,000) shares of EPIQ Systems stock that will vest in equal 25% installments at the end of each one year period of employment beginning on your second year anniversary date. The price of the stock option grant will be assigned based on the closing price of EPIQ Systems stock on your first date of employment. Further details, terms and conditions regarding the stock option benefit are documented in a stock option agreement that will be signed by both you and the company.

You will be provided a corporate apartment in the metropolitan Portland area and you will be eligible for relocation benefits in the future if you relocate to the Portland area at a future date.

In the event of a change in control of EPIQ Systems’ ownership, such as by merger or acquisition, if you are terminated without just cause within one year of such change in control, then you will receive a lump sum severance benefit equal to one year of your then current base salary, subject to normal withholdings.

Your starting date of employment will be on or before Monday October 16, 2006 at our Beaverton, Oregon location.

It is my pleasure to welcome you to EPIQ Systems! Tom, Chris, Betsy and I are looking forward to working with you and establishing a long-term relationship.

Sincerely,

Doreen Kennedy
Senior Vice President
Human Resources

cc: Mike Taylor, Heidrick & Struggles